Exhibit 10.3

June 20, 2008

Lavi Lev

Re: Transition Terms

Dear Lavi:

This letter confirms the agreement (this “Agreement”) between you and Credence Systems Corporation (the “Company” or “Credence”) concerning the transition services you have agreed to perform for Credence following the Closing, as defined in the Agreement and Plan of Merger by and among LTX Corporation, Zoo Merger Corporation and Credence Systems Corporation signed herewith (the “Merger Agreement”). The Company and you are parties to that Executive Employment Agreement, dated as of March 13, 2006 and effective as of December 7, 2006 (the “Original Employment Agreement”) as amended effective June 11, 2008 by Amendment No. 1 to the Original Employment Agreement (the Original Employment Agreement, as amended, is referred to herein as the “Employment Agreement.”). Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Employment Agreement.

The parties agree that Section 2(i) of this Agreement shall be effective immediately upon the execution of this Agreement by the parties. All other provisions of this Agreement shall be effective only upon the Closing (as defined in the Merger Agreement) of the Merger Agreement (the “Closing”). Upon the Closing, this Agreement shall amend the Employment Agreement and supersede any inconsistent portion of the Employment Agreement; in the event of any ambiguity, the terms of this Agreement shall control. Subject to the foregoing, in the event there is no agreement of Merger or such Merger is not consummated, your Employment Agreement shall remain in full force and effect and this Agreement shall have no force and effect. Without limiting the foregoing, this Agreement shall amend and supersede, provided the Closing occurs, all provisions of Section II of the Employment Agreement related to compensation and benefits, all provisions of Sections III(B) and VI(B) of the Employment Agreement related to separation benefits, and all provisions of Section V of the Employment Agreement related to a Change of Control; provided, however, in the event of your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its related Treasury regulations) after the Closing but prior to December 31, 2008, all provisions of your Employment Agreement relating to separation benefits shall remain in full force and effect, and your entitlement to separation benefits (if any) shall be determined exclusively by your Employment Agreement, as modified hereby.

1. Service as Executive Chair. Effective on the Closing (as defined in the Merger Agreement), the Company shall offer you the position of Executive Chairman of the Company on the terms set forth herein, you shall resign from your position as President and Chief Executive Officer of the Company and accept the position of Executive Chair for a six month period. From the Closing Date until the three month anniversary of the Closing (the “Full-Time Transition Period”), you will work on a full time basis on transition issues from the Company’s headquarters office in Milpitas and will report to the Company’s Board of Directors. Unless otherwise requested by the Chief Executive Officer (“CEO”), you may remain in your current office during the Full-Time Transition Period. You also may retain your personal assistant in support of your work for the Company during the Full-Time Transition Period.

Lavi Lev

June 20, 2008

From the three month anniversary of the Closing to the six month anniversary of the Closing (the “Part-Time Transition Period”) your employment will continue on a part-time basis. You and the CEO will mutually agree on your duties during the Part-Time Transition Period. You will primarily work from home but will be expected to be present one day per week at the Company’s headquarters in Milpitas. On the six month anniversary of the Closing, unless it is otherwise mutually agreed in writing, you will resign as a Board member and officer of the Company; provided, that, at the Company’s request and upon the Company’s assurance that such resignation shall not affect your right to any compensation payable hereunder pursuant to Section 2(j) below, you shall provide such resignation anytime subsequent to the three month anniversary of the Closing Date.

You acknowledge that neither the offer of the position of Executive Chair contingent on the Closing of the Merger (or a substantially equivalent position) nor your acceptance or non-acceptance of such position shall constitute Good Reason under your Notice of Restricted Stock Award for the 700,000 Restricted Stock Units (RSU) granted effective June 4, 2008 in two 350,000 RSU tranches, or otherwise as Good Reason under the Employment Agreement.

In addition to the obligations set forth in Sections I(B) and VIII(B) of the Employment Agreement, from the Closing Date until the nine month anniversary of the Closing Date (the “Non-Compete Period”), you agree not to compete, directly or indirectly, with the Company in the ATE business in the United States or in any other country in the world where it maintains an office as of the Closing Date. Your compensation and benefits to be received for this service are set forth in Section 2 below. Except as otherwise provided herein, the terms of the Employment Agreement (including, without limitation, Section II(D) (Expenses) shall apply to your service during the Full-Time Transition Period and the Part-Time Transition Period.

2. Obligations of the Company. Subject to the terms of this Agreement, Credence agrees to provide you with each of the following:

(a) Closing Date Payments. On the Closing Date:

(i) the portion of the 200,000 Restricted Shares granted pursuant to Section II(F) of the Employment Agreement, not yet vested, shall vest in full and shall be paid to you in accordance with its terms; and

(ii) the portion of the option described in Section II(E) of the Employment Agreement to purchase 1,000,000 shares of the Company’s common stock, not yet vested, shall vest in full.

(b) 2008 Bonus. In accordance with Company policies and regular payroll procedures and subject to applicable withholding, you will receive (i) any unpaid wages as of the Closing Date, based on your current base salary of $500,000 per year (the “Base Salary”), any other unpaid compensation that is due and owing as of the Closing Date, and reimbursable expenses submitted with appropriate supporting documentation prior to the Closing Date, and (ii) your 2008 management incentive bonus as computed and awarded by the Compensation Committee of the Company’s Board; provided, however,

Lavi Lev

June 20, 2008

that in the event you have completed the services to be performed hereunder and are no longer an employee of the Company as of the date such bonus is paid you will nonetheless be eligible to receive such bonus; and provided further that your 2008 management incentive bonus shall be paid no later than March 15, 2009.

(c) Separation Pay. Upon the later of the Closing Date or January 1, 2009, you will receive from Credence cash severance benefits of $1,000,000, less applicable withholding; provided that you will not be entitled to any additional severance benefits upon termination of your employment with Credence, whether under your Employment Agreement or otherwise. Notwithstanding the foregoing or any provision of Sections III, IV, V, or VI of the Employment Agreement to the contrary, in the event your employment is terminated by you or by Credence for any reason on or after the Closing Date and before January 1, 2009, you will receive from Credence the cash severance benefits described in this Section 2(c); provided, however, that any such payment made under this provision shall be delayed to any extent necessary to meet the requirements of Code Section 409A, including the transition relief provided under IRS Notice 2007-86, and the provisions of 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in the case of any such delay required by Code Section 409A (the “Delay Period”), any such amount to which you would otherwise be entitled during the Delay Period immediately following your termination of employment will be paid on the first business day following the expiration of such Delay Period.

(d) Full-Time Transition Period. As compensation for your services during the Full-Time Transition Period ending on the three month anniversary of the Closing Date, you will receive (provided your employment does not earlier terminate by you without Good Reason or by the Company For Cause) the following from the Company subject to applicable withholding:

(i) base salary at a rate of $83,333 per month, payable in accordance with the Company’s normal payroll practices;

(ii) bonus upon your completion of the Full-Time Transition Period in the amount of $125,000; and

(iii) full vesting upon your completion of the Full-Time Transition Period and payment of 400,000 RSU of the 700,000 RSUs granted effective June 4, 2008 in two 350,000 RSU tranches.

(e) Part-Time Transition Period. As compensation for your services during the Part-Time Transition Period ending on the six month anniversary of the Closing Date, you will receive (provided your employment does not earlier terminate by you without Good Reason or by the Company For Cause) the following from the Company subject to applicable withholding:

(i) base salary at a rate of $41,667 per month, payable in accordance with the Company’s normal payroll practices; and

Lavi Lev

June 20, 2008

(ii) full vesting upon your completion of the Part-Time Transition Period and payment of 200,000 Restricted Stock Units (RSU) of the 700,000 RSUs granted effective June 4, 2008 in two 350,000 RSU tranches.

(f) Non-Compete Period. With respect to the Non-Compete Period beginning on the Closing Date and ending on the nine month anniversary of the Closing Date, you will receive (provided you have complied with your obligation not to compete) full vesting at the conclusion of the Non-Compete Period and payment of 100,000 Restricted Stock Units (RSU) of the 700,000 RSUs granted effective June 4, 2008 in two 350,000 RSU tranches.

(g) Benefit Continuation. Through the end of the Full-Time Transition Period (provided your employment has not earlier terminated), your health, insurance, vacation and other benefits shall continue in accordance with the Employment Agreement.

(h) COBRA. Following completion of the Full-Time Transition Period (provided your employment does not terminate by you without Good Reason or by the Company For Cause prior to the end of the Part-Time Transition Period), and to the extent permitted by the Company’s benefits plan providers, Credence will provide you and your eligible family members with continuation of existing group employee benefit coverage, at the Company’s expense, until the earlier of (a) the twelve month anniversary of the end of the Full-Time Transition Period, or (b) the date you become covered under another employer’s health plan. To the extent not so permitted, you will be eligible for group employee benefit coverage continuation, to the extent previously provided by the Company’s group health plans, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and any applicable state laws. Provided you timely complete the requisite forms to obtain such continued coverage, Credence will pay the cost of such coverage for you and your eligible family members through such portion of the period that you are not permitted in the plan.

(i) Release of Options/No Board Service Fees. You acknowledge and agree that you will not be entitled to any benefits or payments from Credence other than those expressly set forth in Section 2 above (Obligations of the Company) and you hereby disclaim and waive any right, title and interest to the Stock Option Award set forth in a Notice of Non-Qualified Stock Option Award dated June 4, 2008 (Grant Number 015427) with respect to the purchase of 500,000 shares of the Company common stock. Furthermore, you will not be entitled to be paid Board fees with respect to your Board service during the Full Time or Part-Time Transition Periods.

(j) 280G. In the event that any benefits payable to you pursuant to this Agreement (“Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section would be subject to the

Lavi Lev

June 20, 2008

excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then your Benefits hereunder shall be either (a) provided to you in full, or (b) provided to you as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in your receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this Section shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

(k) Acceleration. If prior to the six month anniversary of the Closing Date but on or after January 1, 2009, the Company terminates your employment other than For Cause or you terminate your employment with Good Reason (provided, that, notwithstanding any provisions of the Employment Agreement to the contrary, the Company requiring you to perform the Full Time Transition or Part Time Transition services shall not be deemed Good Reason), all remaining payments and awards described in Sections 2(a), (b), (c), (d), (e) and (f) shall become immediately due and payable subject to applicable withholdings and your rights under Section 2(j) above, and you will be eligible for benefits continuation as provided in Section 2(h).

3. Your Obligations. You agree to perform the services described above, abide by your covenant not to compete set forth above and comply with the applicable terms of the Employment Agreement including, without limitation, those obligations that apply subsequent to the termination of your employment.

4. Successors. In addition to you and Credence, the provisions of this Agreement will extend and inure to the benefit of, and be binding upon, your heirs, personal representatives, legal successors and assigns and those of Credence.

5. Indemnity. This Agreement does not alter any agreement or insurance providing you with rights of indemnity, defense or similar rights, including any with respect to currently threatened or pending disputes, claims or litigation involving you or the Company, so that the Indemnity Agreement between you and Credence, and your right to defense and indemnification for acts as a director and/or officer of Credence thereunder and under Credence’s Bylaws and Certificate of Incorporation or applicable law, as well as under Credence’s director and officer insurance coverage, will continue unaffected by this Agreement. In addition, the Indemnity Agreement between you and Credence, and your right to defense and indemnification for acts as a director and officer of Credence thereunder and under Credence’s Bylaws and Certificate of Incorporation, as well as under Credence’s director and officer insurance coverage, will continue unaffected by this Agreement.

Lavi Lev

June 20, 2008

6. No Oral Modification. This Agreement may not be altered or amended except by a written document executed by you and, on behalf of Credence, by me or any chief executive officer other than you.

7. Section 409A.

(a) Notwithstanding any other provision of this Agreement whatsoever, the Company shall have the right, after consulting with and securing your approval, to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service to minimize, to the extent reasonably practicable, the likelihood that the payments provided under this Agreement will trigger the additional tax, interest, and any related penalties imposed by Section 409A(l)(B) of the Code. However, the Company makes no representation that the Agreement will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to this Agreement or to mitigate the effects of such provision on any payments made pursuant to it.

(b) The Company shall delay the payment of any benefits payable under this Agreement as required to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which you would otherwise be entitled during the six (6) month period immediately following your separation from service shall instead be accumulated through and paid or provided on the first business day following the expiration of such six (6) month period, or if earlier, the date of your death. As you will be providing services to the Company on a full-time basis in the role of Executive Chair of the Company during the Full-Time Transition Period, the parties agree that you shall not be considered to have experienced a “separation from service” or “termination of employment” (within the meaning of Code Section 409A and the Treasury Regulations thereunder) as a result of your resignation from your position as President and Chief Executive Officer of the Company. As you will be providing services to the Company on a full-time basis in the role of Executive Chair of the Company during the Full-Time Transition Period, the parties agree that you shall not be considered to have experienced a “separation from service” or “termination of employment” (within the meaning of Code Section 409A and the Treasury Regulations thereunder) as a result of your resignation from your position as President and Chief Executive Officer of the Company.

8. Boilerplate. The provisions of Sections VII (Termination Obligations), VIII (Inventions and Proprietary Information), IX (Arbitration), X (Amendments; Waivers; Remedies), XI (Assignment; Binding Effect), XII (Notices), XIII (Severability), XIV (Taxes), XV (Governing Law), XVI (Interpretation), XVII (Obligations Survive), XVIII (Counterparts) and XIX (Authority) of the Employment Agreement are incorporated herein and are applicable to this Agreement.

Lavi Lev

June 20, 2008

If the terms outlined in this Agreement are acceptable to you, please sign the attached copy of this letter and return them to me.

Sincerely,

CREDENCE SYSTEMS CORPORATION

By:	David House
Title:	Chairman

I have read, understand and agree to the terms set forth above:

Lavi Lev

Date: